The Royce Fund

745 Fifth Avenue New York, NY 10151 (212) 508-4500 (800) 221-4268

June 30, 2009

Charles M. Royce
Royce Family Investments, LLC
8 Sound Shore Drive, Suite 140
Greenwich, CT 06830

Dear Mr. Royce:

     The Royce Fund (the "Trust") hereby accepts Royce Family Investments, LLC's offer to purchase 100 shares of beneficial interest of Royce Asia-Pacific Select Fund, a series of the Trust, at $10.00 per share, for an aggregate purchase price of $1,000.00, subject to the understanding that it has no present intention of redeeming or selling the shares so acquired.

Sincerely,
THE ROYCE FUND

/s/ Charles M. Royce
By: Charles M. Royce
President

Agreed:

     I, Charles M. Royce, on behalf of Royce Family Investments, LLC, hereby agree to purchase the shares of beneficial interest covered under the above letter agreement. I acknowledge that Royce Family Investments, LLC has no present intention of redeeming or selling any of the 1,000 shares of Royce Asia-Pacific Select Fund covered by such letter agreement.

/s/ Charles M. Royce
Charles M. Royce
Managing Member
Royce Family Investments, LLC